Exhibit 5.1

April 1, 2019

CenterState Bank Corporation

1101 First Street South

Winter Haven, Florida 33880

Re: Post-Effective Amendment No. 1 to Registration Statement to Form S-4 on Form S-8 for the registration of shares issuable under the following plans (“Plans”):

National Commerce Corporation 2011 Equity Incentive Plan (as amended and restated on July 17, 2014),

National Commerce Corporation 2017 Equity Incentive Plan,

First Landmark Bank Long-Term Incentive Plan,

the Landmark Bancshares, Inc. 2007 Stock Incentive Plan (as amended),

First Landmark Bank 2007 Stock Option Plan (as amended),

1st Manatee Bank Amended and Restated 2017 Incentive Stock Option Plan,

Premier Community Bank of Florida 2015 Stock Option Plan (as amended and fka as the 1st Manatee Bank 2015 Stock Option Plan),

Premier Community Bank of Florida 2017 Stock Option Plan (as amended, and fka as the 1st Manatee Bank 2017 Stock Option Plan),

Reunion Bank of Florida Directors’ Stock Option Plan,

Reunion Bank of Florida Officers’ and Employees’ Stock Option Plan, and

United Group Bank Company of Florida, Inc. Officers’ and Employees’ Stock Option Plan.

Ladies and Gentlemen:

I am the Executive Vice President and General Counsel of CenterState Bank Corporation, a Florida corporation (the “Company”). I am familiar with the Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 filed on April 1, 2019 (the “Post-Effective Amendment”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Post-Effective Amendment relates to the registration of 457,352 shares (the “Shares”) of the Company’s Common Stock, $0.01 par value, issuable under stock options outstanding under the Plans referenced above, which were automatically converted into stock options to acquire Shares effective as of the effective time of the merger of National Commerce Corporation, a Delaware corporation, with and into the Company, pursuant to an Agreement and Plan of Merger, dated November 23, 2018 (the “Merger Agreement”). The merger was effective as of April 1, 2019. All such Shares have been registered on the Registration Statement on Form S-4 that was filed by the Company with the Commission on January 8, 2019, and became effective on January 28, 2019 (the “Form S-4”). This opinion is provided pursuant to the requirements of Item 8(a) of Form S-8 and Item 601(b)(5) of Regulation S-K.

In rendering this opinion, I have examined the Registration Statement on Form S-4, the Post-Effective Amendment, the Plans, the Merger Agreement, the Articles of Incorporation of the Company, as amended, and the Amended and Restated Bylaws of the Company, and originals or copies, certified or otherwise identified to my satisfaction of the corporate records of the Company, including the minute books, certificates of public officers and of representatives of the Company, the Plans and such other instruments or documents as I have deemed relevant, as the basis for the opinion expressed in this letter. I also have made such further legal and factual examinations and investigations as deemed necessary for purposes of expressing the opinion set forth herein. As part of the examination, I have assumed that all signatures on all original documents examined by me are genuine, accurate and complete, all non-original documents are true and correct copies of the originals and all information reviewed by me was accurate and complete. I also have assumed the legal capacity of all natural persons signing the documents reviewed, the authority of the persons signing on behalf of the parties on such documents, and the due authorization, execution and delivery of the documents by such parties.

Based upon the foregoing and certain legal considerations, it is my opinion that the Shares have been duly authorized, and when the Shares have been duly issued and delivered in accordance with the terms of the Plans and the relevant stock option agreements as contemplated by the Post-Effective Amendment, will be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Florida, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is provided for use solely in connection with the filing of the Post-Effective Amendment with the Commission and may not be used, circulated, quoted or otherwise relied upon for any other purpose without my prior express written consent.

I hereby consent to being named as the attorney who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Post-Effective Amendment.

Sincerely,

By:	/s/ Beth S. DeSimone
Beth S. DeSimone
Executive Vice President and General Counsel